Exhibit 99.1

News Release

Aleem Gillani joins U.S. Bancorp Board of Directors

MINNEAPOLIS – July 16, 2024 – U. S. Bancorp announced today that Aleem Gillani has been elected as a director of the company by its board of directors, effective immediately. He will serve on the Audit Committee and Risk Management Committee of the board.

Gillani, 62, served as chief financial officer of SunTrust Banks, Inc. from April 2011 until March 2018, before retiring from SunTrust in June 2018. He previously served as SunTrust’s corporate treasurer from 2010 to 2011 and chief market risk officer from 2007 to 2010. Prior to joining SunTrust, he spent most of his career in risk management roles, including as the chief market risk officer of two other financial institutions, PNC Financial Services Group, Inc. and FleetBoston Financial.

“Aleem brings deep financial services and risk management experience to our board, which will benefit U.S. Bank as we continue to grow,” said Andy Cecere, U.S. Bancorp chairman and CEO. “In particular, his experience with financial reporting and accounting matters and financial risk expertise within the financial industry will be invaluable and help inform our strategy and business planning. We are delighted that he is joining our board and look forward to benefitting from his contributions and perspective.”

Gillani has also been a member of the board of directors of the Federal Home Loan Mortgage Corporation (Freddie Mac) since 2019. He was the founding chair of the Market Risk Council for the Risk Management Association (RMA) and previously served for many years as a director on the RMA board.

About U.S. Bancorp

U.S. Bancorp, with more than 70,000 employees and $684 billion in assets as of March 31, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. To learn more, please visit the U.S. Bancorp website at usbank.com and click on “About Us.”

Investor contact:

George Andersen, U.S. Bancorp Investor Relations

george.andersen@usbank.com

612.303.3620

Media contact:

Jeff Shelman, U.S. Bancorp Public Affairs and Communications

jeffrey.shelman@usbank.com

612.303.9933